EXHIBIT 1.A.(13)(c)
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         RIDER FOR INSURED'S ACCIDENTAL DEATH AND DISMEMBERMENT BENEFIT

     This benefit is a part of this contract only if it is included in the list of supplementary benefits on the contract data page(s).


BENEFIT FOR ACCIDENTAL DEATH

     We will pay twice the face amount for the Insured's accidental loss of life. But our payment is subject to all the provisions of this benefit and of the rest of this contract.

CONDITIONS

     Both of these conditions must be met: (1) We must receive due proof that the Insured's death was the direct result, independent of all other causes, of accidental bodily injury that occurred on or after the contract date. (2) The loss must occur (a) no more than 90 days after the injury; and (b) while the contract is in force.

EXCLUSIONS

     We will not pay for death caused or contributed to by: (1) suicide or attempted suicide while sane or insane; or (2) infirmity or disease of mind or body or treatment for it; or (3) any infection other than one caused by an accidental cut or wound.

     Even if death is caused by accidental bodily injury, we will not pay for it under this benefit if it is caused or contributed to by: (1) service in the armed forces of any country(ies) at war; or (2) war or any act of war; or (3) travel by, or descent from, any aircraft if the Insured had any duties or acted in any capacity other than as a passenger at any time during the flight. But we will ignore (3) if all these statements are true of the aircraft: (a) It has fixed wings and a permitted gross takeoff weight of at least 75,000 pounds. (b) It is operated by an air carrier that is certificated under the laws of the United States or Canada to carry passengers to or from places in those countries. (c) It is not being operated for any armed forces for training or other purposes. As used here, the word aircraft includes rocket craft or any other vehicle for flight in or beyond the earth's atmosphere. The word war means declared or undeclared war and includes resistance to armed aggression.

BENEFIT FOR ACCIDENTAL DISMEMBERMENT

     We will pay the amount(s) we show below for any of the listed losses. But our payments are subject to all the provisions of this benefit and of the rest of this contract.

                   For the Insured's
                   Accidental Loss of:                 Payment:

             Life.                              Twice the face amount

             Both hands;
             Both feet;
             Sight of both eyes;
             One hand and one foot;             The face amount
             One hand and sight of one eye;
             One foot and sight of one eye.

             One hand;
             One foot;                          One-half the face amount
             Sight of one eye.

     As used here, loss of a hand means physical severance at or above the wrist. Loss of a foot means physical severance at or above the ankle. Loss of sight means permanent and complete blindness.

CONDITIONS

     The following conditions must be met: (1) We must receive due proof that the Insured's loss was the direct result, independent of all other causes, of accidental bodily injury that occurred on or after the contract date. (2) The injury must occur while the contract is in force.

VL 220A NY


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EXCLUSIONS

     We will not pay for any loss caused or contributed to by: (1) suicide or attempted suicide; or (2) infirmity or disease of mind or body or treatment for it; or (3) any infection other than one caused by an accidental cut or wound.

     Even if a loss is caused by accidental bodily injury, we will not pay for it under this benefit if it is caused or contributed to by: (1) service in the armed forces of any country(ies) at-war; or (2) war or any act of war; or (3) travel by, or descent from, any aircraft if the Insured had any duties or acted in any capacity other than as a passenger at any time during the flight. But we will ignore (3) if all these statements are true of the aircraft: (a) It has fixed wings and a permitted gross takeoff weight of at least 75,000 pounds. (b) It is operated by an air carrier that is certificated under the laws of the United States or Canada to carry passengers to or from places in those countries. (c) It is not being operated for any armed forces for training or other purposes. As used here, the word aircraft includes rocket craft or any other vehicle for flight in or beyond the earth's atmosphere. The word war means declared or undeclared war and includes resistance to armed aggression.

                            MISCELLANEOUS PROVISIONS

AMOUNT LIMITATION

     We will not pay a total of more than twice the face amount for all losses caused by the same accident.

MANNER OF PAYMENT

     We will include in the proceeds of this contract any payment under this rider for loss of life. For any other loss, we will make payment to whoever is the owner as of the date of loss. If a payment is due the Insured under this rider and he or she is not living when we pay, we have the choice of paying the beneficiary for insurance payable upon the death of the Insured or the Insured's estate.

PREMIUMS

     We show the premiums for this rider on the contract data page(s).

Termination

     This rider will end on the earliest of:

          1. the end of the last day of grace if the contract is in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;

          2. the date the contract is surrendered under its Cash Value Option, if it has one; and

          3. the date the contract ends for any other reason.

     Further, if you ask us in writing, we will cancel the rider as of the first monthly date on or after we receive your request. Contract premiums and monthly charges due then and later will be reduced accordingly.

     This Supplementary Benefit rider attached to this contract on the Contract Date



Pruco Life Insurance Company of New Jersey,


By  /s/ SPECIMEN
    -----------------------------------
    Secretary



VL 220A NY


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